Exhibit 18 Preferability Letter Regarding Change in Accounting Principle

December 8, 2005

Mr. Marty R. Kittrell

Chief Financial Officer

Andrew Corporation

10500 W. 153rd Street

Orland Park, IL 60462

Dear Mr. Kittrell

Note 1 of Notes to Consolidated Financial Statements of Andrew Corporation, included in its Form 10-K for the year ended September 30, 2005, describes a change in the method of accounting for valuing inventory from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method for that portion of the Company’s inventory which had been valued using the LIFO method. There are no authorative criteria for determining a ‘preferable’ inventory valuation method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

Very truly yours,

/s/ Ernst & Young LLP

Chicago, Illinois